      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1997

                                               REGISTRATION NO. 33-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------
                           NATIONAL RECORD MART, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                          11-2782687
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                               507 FOREST AVENUE
                          CARNEGIE, PENNSYLVANIA 15106
                                  412-276-6200
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

               NATIONAL RECORD MART, INC. 1993 STOCK OPTION PLAN

                             WILLIAM A. TEITELBAUM
                             CHAIRMAN AND PRESIDENT
                           NATIONAL RECORD MART, INC.
                               507 FOREST AVENUE
                          CARNEGIE, PENNSYLVANIA 15106
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             ROBERT K. MORRIS, ESQ.
                            REED SMITH SHAW & MCCLAY
                                435 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15219
                                  412-288-3126

                                  -----------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
 Title of                                      Proposed                  Proposed                 Amount of
Securities to be        Amount to be       Maximum Offering          Maximum Aggregate          Registration
Registered               Registered        Price per share*           Offering Price                 Fee
--------------------------------------------------------------------------------------------------------------
Common Stock,             2,000 shs.            $7.50                     $15,000
$.01 par value           28,500 shs.             2.50                      71,250
                         28,500 shs.             2.50                      71,250
                        126,000 shs.             1.46875                  185,063
                        -------                                           -------
                        185,000 shs.                                     $342,563                 $103.81
--------------------------------------------------------------------------------------------------------------

     *Estimated solely for the purposes of calculating the amount of the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for shares subject to stock options outstanding is based on the actual option price and for shares which may be issued but are not subject to outstanding stock options is based on the average of the high and low sales prices of the Common Stock as reported by the NASDAQ National Market System listing for May 12, 1997 as quoted in The Wall Street Journal.
-------------------------------------------------------------------------------

                                Page 1 of 9.  Exhibit Index appears on page 7.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed by National Record Mart, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") (File No. 0-22074) and are incorporated herein by reference:

                  (a) The Company's latest annual report on Form 10-K for the fiscal year ended March 30, 1996; and

                  (b) All of the reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the Company's fiscal year ended March 30, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to exist or constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 9,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). All the issued and outstanding shares of the Common Stock are, and the shares registered hereunder will be, when issued and paid for, validly issued, fully paid and non-assessable. No shares of Preferred Stock have been issued.

         Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights in the election of directors. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors, without action of its stockholders, may issue up to 2,000,000 shares of Preferred Stock from time to time in one or more series. The Board of Directors is authorized to fix the voting rights, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights thereof and the number of shares constituting any series and the designation of such series, without further vote or action by the stockholders.

         Transferability.  Shares of Common Stock are freely transferable.

         Dividend and Liquidation Rights. Dividends may be declared by the Board of Directors and paid on the Company's Common Stock out of funds legally available therefor in accordance with the provisions of the

Delaware General Corporation Law (the "DGCL"), subject, however, to the rights of the holders of any Preferred Stock.

         In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to share equally and ratably in the assets of the Company available for distribution after the payment of all debts and liabilities of the Company.

         Miscellaneous. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and are not subject to assessment or further calls.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

         (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; or

         (2) if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion; or

         (3)  by the stockholders.

         Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability.

         Section 102(b)(7) of the DGCL. Section 102(b)(7) of the DGCL provides that a corporation may set forth in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or approval of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective (in the case of the Company, June 30, 1993). As noted below, the Company's Amended and Restated Certificate of Incorporation (the "Charter") includes a provision contemplated by Section 102(b)(7) of the DGCL.

         Certificate of Incorporation Provision on Liability of Directors. The Charter eliminates the liability of its directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The Company Charter provides that the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transactions from which a director derived an improper personal benefit. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief are available under Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         An Exhibit Index, containing a list of all exhibits filed herewith, is included on page 7.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 13, 1997.

                           NATIONAL RECORD MART, INC.

                           By  /s/ William A. Teitelbaum
                               ---------------------------
                                   William A. Teitelbaum
                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 1997.

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Theresa Carlise and William A. Teitelbaum, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                                   TITLE
          ---------                                   -----

/s/ William A. Teitelbaum                     Chairman of the Board
------------------------------
    William A. Teitelbaum


/s/ Theresa Carlise                           Director, Senior Vice
------------------------------                President and Chief
    Theresa Carlise                           Financial Officer


/s/ Samuel S. Zacharias                       Director
------------------------------
    Samuel S. Zacharias


/s/ Irwin B. Goldstein                        Director
------------------------------
    Irwin B. Goldstein

                                 EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

      Exhibit                                                                                          Sequential
        No.                          Description and Method of Filing                                     Page
      -------                        --------------------------------                                  ----------
        4.1       Amended and Restated Certificate of Incorporation of the Company,
                  incorporated herein by reference to Exhibit 3.1 to the Company's
                  registration statement on Form S-1 (No. 33-62622).                                       *

        4.2       Amendment to Restated Certificate of Incorporation of the Company,
                  incorporated herein by reference to Exhibit 3.3 to the Company's
                  Annual Report on Form 10-K for the fiscal year ended March 25, 1995                      *

        5.1       Opinion of Reed Smith Shaw & McClay regarding legality of shares
                  of the Company's Common Stock being registered                                           8

       23.1       Consent of Reed Smith Shaw & McClay (contained in the opinion filed as exhibit 5.1 hereto)

       23.2       Consent of Ernst & Young, LLP, independent auditors                                      9

       24.1       Powers of Attorney (filed herewith as part of the signature pages)

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* Incorporated by reference.